As filed with the Securities and Exchange Commission on May 17, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGELLAN HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	58-1076937
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

55 NOD ROAD
AVON, CONNECTICUT 06001

(Address of principal executive offices)

MAGELLAN HEALTH SERVICES, INC.
2005 DIRECTOR STOCK COMPENSATION PLAN

(Full title of the plans)

MARK S. DEMILIO
EXECUTIVE VICE PRESIDENT
MAGELLAN HEALTH SERVICES, INC.
55 NOD ROAD
AVON, CONNECTICUT 06001

(Name and address of agent for service)

(860) 507-1900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Common Stock,	18,000(3)	$39.635	$713,430	$76.34
par value $0.01
per share

(1)             Plus such indeterminate number of shares of Ordinary Common Stock of Magellan Health Services, Inc. (“Ordinary Common Stock”) as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended  (the “Securities Act”).

(2)             Estimated (as of May 12, 2006) solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(3)             Represents shares of Ordinary Common Stock that have been previously issued under the 2005 Director Stock Compensation Plan (the “Director Plan”).

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register resales of an aggregate of 18,000 shares of Ordinary Common Stock that have been previously issued to Saul E. Burian, Michael Diament, Robert Haft, Michael P. Ressner, William J. McBride and Barry M. Smith (the “Directors” or the “Selling Stockholders”) under the Magellan Health Services, Inc. 2005 Director Stock Compensation Plan (the “Director Plan”). Accordingly, this Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of 18,000 shares of Ordinary Common Stock that have been issued under the Director Plan and are held by Selling Stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Under the cover of this Form S-8 is a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis of 18,000 shares of Ordinary Common Stock that have been issued under the Director Plan and are held by Selling Stockholders.

Reoffer Prospectus

MAGELLAN HEALTH SERVICES, INC.

18,000 Shares of Ordinary Common Stock, par value $0.01 per share

This prospectus is being used in connection with the offering from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest, of shares of Ordinary Common Stock that have been issued to the Selling Stockholders without payment therefor pursuant to the Director Plan. We will not receive any of the proceeds from any such offering.

The prices at which the Directors may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

The registration statement of which this prospectus is a part permits the Selling Stockholders to sell the shares from time to time in the public market. The Selling Stockholders may sell Ordinary Common Stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled “Plan of Distribution” beginning on page 15.

Our Ordinary Common Stock became listed on the Nasdaq Stock Market under the ticker symbol “MGLN” on January 6, 2004. The last reported sale price for our Ordinary Common Stock on May 16, 2006 was $40.52 per share.

Investing in our Ordinary Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2006.

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TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

MAGELLAN HEALTH SERVICES, INC.	1

RISK FACTORS	3

WHERE YOU CAN FIND MORE INFORMATION	13

USE OF PROCEEDS	14

SELLING STOCKHOLDERS	14

PLAN OF DISTRIBUTION	15

LEGAL MATTERS	18

EXPERTS	18

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Ordinary Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, which could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, Magellan Health Services, Inc. (“Magellan”) undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

MAGELLAN HEALTH SERVICES, INC.

Our Business

Magellan is a managed healthcare services company, which through fiscal 2005 has predominantly operated in the managed behavioral healthcare arena. Magellan, directly and through its subsidiaries, coordinates and manages the delivery of behavioral healthcare treatment services that are provided through its contracted network of third party treatment providers, which includes psychiatrists, psychologists, other behavioral health professionals, psychiatric hospitals, general medical facilities with psychiatric beds, residential treatment centers and other treatment facilities. The Company also recently expanded into radiology benefits management through the acquisition of National Imaging Associates, Inc. (“NIA”), as further described below under “Recent Developments and this Offering.” The treatment services provided through our provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. However, we generally do not directly provide, or own any provider of, treatment services. Magellan provides its management services primarily through: (i) risk-based products, where the Company assumes all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) administrative services only products, where the Company provides services such as utilization review, claims administration and/or provider network management but does not assume responsibility for the cost of the treatment services, (iii) employee assistance programs where the Company provides short-term outpatient counseling and (iv) products that combine features of some or all of the Company’s risk-based, administrative services only or employee assistance products. At December 31, 2005, the Company managed the behavioral healthcare of approximately 53.4 million individuals, which included approximately 12.1 million covered lives related to contracts terminated effective December 31, 2005, including the Company’s contract with Aetna, Inc. (“Aetna”), as discussed within “Risk Factors” below.

The Company operates in the following segments, based on the services it provides and/or the customers that it serves:  (i) Health Plan Solutions; (ii) Employer Solutions; (iii) Public Sector Solutions, (iv) Radiology Benefits Solutions and (v) Corporate and Other.

Recent Developments and this Offering

On January 31, 2006, the Company acquired all of the outstanding stock of NIA, a privately held radiology benefits management firm headquartered in Hackensack, N.J., for approximately $122 million in cash, after giving effect to estimated cash to be acquired in the transaction, and NIA became a wholly owned subsidiary of Magellan. NIA manages diagnostic imaging services on a non-risk basis for its customers, which include some of the nation’s largest health plans, to ensure that such services are clinically appropriate and cost effective.

This reoffer prospectus relates to the possible sale of the shares issued to the Selling Stockholders pursuant to the Director Plan. On May 18, 2005, at Magellan’s 2005 annual meeting of stockholders, the stockholders approved the Director Plan. The Director Plan provides for the grant of restricted shares of Ordinary Common Stock to each individual (i) who was serving as a director on March 3, 2005 or who thereafter becomes a director before the 2006 annual meeting of stockholders and is designated by the Board of Directors to participate in the plan and (ii) who is an independent director for purposes of Magellan’s bylaws or who is not an officer or employee of the Company and does not participate in the management of the Company and is designated to participate by the Board of Directors, in each case as part of such individual’s annual compensation for service as a director in 2005. As provided by the plan, 3,000 shares were authorized to be issued to each qualifying director in office on March 3, 2005 and up to 3,000 shares (the exact number to be determined by the Board of Directors) was authorized to be issued to any other qualifying director. On May 18, 2005, 3,000 shares were issued pursuant to the Director Plan to each of the Selling Stockholders, each of whom at the time was a director. No other shares were subsequently issued or are expected to be issued under the Director Plan.

Our Corporate Information

Magellan is a Delaware corporation. Our executive offices are located at 55 Nod Road, Avon, Connecticut 06001, our telephone number at that location is (860) 507-1900, and our website can be accessed at www.magellanhealth.com. Information contained in our website does not constitute part of this prospectus.

References to Magellan, the “Company”, “we”, “us” and “our” in this prospectus refer to Magellan Health Services, Inc. unless the context requires otherwise.

RISK FACTORS

An investment in Ordinary Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase Magellan’s Ordinary Common Stock. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of Ordinary Common Stock could decline, and you may lose all or part of your investment.

There are various factors that could adversely affect our business, financial condition, prospects and results of operations.

Fresh Start Reporting—The application of fresh start reporting makes it more difficult to compare our post-emergence operations and results to those in pre-emergence periods.

Due to our emergence from bankruptcy, we have implemented the fresh start reporting provisions of American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), effective December 31, 2003. Fresh start reporting requires us to restate all assets and liabilities to reflect their fair values. As a result, the consolidated balance sheet as of and subsequent to December 31, 2003 and the statements of operations for periods after our emergence from bankruptcy are not comparable to the consolidated financial statements for the periods prior to the Company’s emergence from bankruptcy, which were prepared on a historical cost basis.

Reliance on Behavioral Healthcare Customer Contracts—Our inability to renew, extend or replace expiring or terminated behavioral healthcare customer contracts could adversely affect our liquidity, profitability and financial condition.

Substantially all of our net revenue is derived from contracts with payors of behavioral healthcare benefits. Substantially all of these contracts may be terminated immediately with cause and many, including some of our most significant contracts, are terminable without cause by the customer upon notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest customers accounted for 70.3 percent and 74.0 percent of our net revenue in the fiscal years ended December 31, 2004 and 2005, respectively. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, materially reduce our net revenue and have a material adverse effect on our liquidity, profitability and financial condition.

Our contracts with Aetna and the State of Tennessee’s (the “State”) TennCare program each generated revenues that exceeded ten percent of consolidated net revenues for each of the years ended December 31, 2004 and 2005. In addition, our contracts with subsidiaries of WellPoint, Inc., including WellChoice, Inc., which merged with WellPoint, Inc. effective December 29, 2005 (“WellPoint”), generated revenues that, in the aggregate, exceeded ten percent of consolidated net revenues for the year ended December 31, 2005.

The Company recorded net revenue from Aetna of $228.1 million and $245.0 million for the fiscal years ended December 31, 2004 and 2005, respectively. The Company’s contract with Aetna terminated on December 31, 2005.

Total revenue from the contracts with WellPoint approximated $202.2 million during the year ended December 31, 2005. Included in such amount is revenue of $25.1 million from contracts that expired during 2005 and were not renewed. Substantially all of the remaining $177.1 million of revenue is from contracts which have terms that extend through December 31, 2007.

The TennCare program provides health and other related benefits to Medicaid recipients in the State of Tennessee as well as to certain other uninsured individuals. The State has divided the TennCare program into three regions, and the Company’s TennCare contracts, which extend through June 30, 2007, currently encompass all of the TennCare membership for all three regions. The Company recorded revenue of $431.5 million and $432.7 million from its TennCare contracts during the years ended December 31, 2004 and 2005, respectively.

On April 7, 2006, TennCare issued a Request for Proposals (“RFP”) for the management of the integrated delivery of behavioral and physical medical care to TennCare enrollees in the Middle region by managed care organizations. The RFP states that the start date of any such contract awarded pursuant to the RFP is expected to be April 1, 2007. Because the Company’s contracts with TennCare can be terminated by TennCare prior to June 30, 2007, the contract for the Middle region would be terminated by TennCare should an implementation occur prior to June 30, 2007 of any contract awarded pursuant to the RFP. TennCare has indicated that it intends to award contracts to two managed care organizations for the Middle region. The Company is seeking to subcontract with managed care organizations to manage the behavioral healthcare benefits for any contract awarded to any such managed care organization. There can be no assurance that the Company will be able to subcontract with a managed care organization; or that, if it is able to secure subcontracts, the managed care organization or organizations with which it subcontracts will be awarded a contract with TennCare; or that the terms of any subcontract with a managed care organization that is awarded a contract will be on terms as beneficial to the Company as its current contracts with TennCare. For the three months ended March 31, 2006, revenue derived from TennCare enrollees residing in the Middle region amounted to $40.4 million.

Integration of Companies Acquired by Magellan—Our profitability could be adversely affected if the integration of companies acquired by us, including NIA, is not completed in a timely and effective manner.

One of the Company’s growth strategies is to make strategic acquisitions which are complementary to its existing operations. NIA is the first such acquisition completed by the Company. After Magellan closes on an acquisition, it must integrate the acquired company into Magellan’s polices, procedures and systems. Failure to effectively integrate an acquisition could result in excessive costs being incurred (i.e. a delay in obtaining targeted synergies), decreased customer performance (which could result in contract penalties and/or terminations), increased employee turnover, and lost sales opportunities.

Changes in the Medical Managed Care Industry—Certain changes in the business practices of this industry could negatively impact the Company’s resources, profitability and results of operations.

Substantially all of our Health Plan Solutions segment net revenue is derived from customers in the medical managed care industry, including managed care companies, health insurers and other health plans. Some types of changes in this industry’s business practices could negatively impact the Company. For example, if our managed care customers seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services, we could be adversely affected. In this regard, as noted above, the Company’s contract with Aetna terminated on December 31, 2005 and two contracts the Company had with subsidiaries of WellPoint were not renewed by the customer, and in each case the customer had decided to provide managed behavioral healthcare services directly to their subscribers. In addition to these customers, other managed care customers of the Company did not renew all or part of their contracts with the Company during 2005, and will instead provide managed behavioral healthcare services directly to their subscribers. We believe that the total impact of these non-renewals, including those relating to Aetna and the WellPoint affiliates, will be a reduction in 2006 revenues from that recorded in 2005 of approximately $326 million, $245.0 million of which relates to Aetna. Other of the Company’s customers that are managed care companies could also seek to provide managed behavioral healthcare services directly to their subscribers, rather than by contracting with us for such services. In addition, the Company has a significant number of contracts with Blue Cross Blue Shield plans and other regional health plans. Consolidation of the healthcare industry through acquisitions and mergers could potentially result in the loss of contracts for the Company. Any of these changes could reduce our net revenue, and adversely affect our profitability and financial condition.

Changes in the Contracting Model for Medicaid Contracts—Certain changes in the contracting model used by states for managed health care services contracts relating to Medicaid lives could negatively impact our resources, profitability and results of operations.

Substantially all of the Company’s Public Sector Solutions segment net revenue is derived from direct contracts that it has with state or county governments for the provision of services to Medicaid enrollees. As previously discussed, the State of Tennessee has issued an RFP for the management of the integrated delivery of behavioral and physical medical care to TennCare enrollees in the Middle region by managed care organizations. In addition, certain other states have recently contracted with managed care companies to manage both the behavioral and physical medical care of its Medicaid enrollees. With regard to Tenncare’s Middle region, the Company is seeking to subcontract with managed care organizations to manage the behavioral healthcare benefits for any contract awarded to any such managed care organization and, if other governmental entities change the method for contracting for Medicaid business to a fully integrated model, the Company will attempt to subcontract with the managed care organizations to provide behavioral healthcare management for such Medicaid business. With regard to Tenncare’s Middle region, or any other governmental entity that changes the method for contracting for Medicaid business to a fully integrated model, there can be no assurance that the Company will be able to subcontract with a managed care organization or that, if it is able to secure subcontracts, the managed care organization or organizations with which it subcontracts will be awarded a contract with such governmental entity or that the terms of any subcontract with a managed care organization that is awarded a contract will be on terms as beneficial to the Company as any current contract it may have with such governmental entity. Accordingly, if such a change in the contracting model were to occur, it is possible that we could lose current contracted revenues, as well as be unable to bid on potential new business opportunities, thus negatively impacting our profitability and financial condition.

Risk-Based Products—Because we provide services at a fixed fee, if we are unable to accurately predict and control healthcare costs, our profitability could decline.

The Company derives its net revenue primarily from arrangements under which the Company assumes responsibility for costs of treatment services (excluding at present the cost of pharmaceuticals or other medication) in exchange for a fixed fee. We refer to such arrangements as ‘‘risk-based contracts’’ or ‘‘risk-based products.’’  These arrangements provided 81.7 percent and 82.8 percent of the Company’s net revenue in the fiscal years ended December 31, 2004 and 2005, respectively. Profitability of these contracts could be reduced if we are unable to accurately estimate the rate of service utilization by members or the cost of such services when we price our services. If the cost of services provided to members under a contract together with the administrative costs exceeds the aggregate fees received by the Company under such contract, we will incur a loss. Our assumptions of these costs when we price our services may not ultimately reflect actual utilization rates and costs, many aspects of which are beyond the Company’s control.

Our profitability could also be reduced if we are required to make adjustments to estimates made in reporting historical financial results, particularly those regarding cost of care, reflected in the Company’s financial statements as medical claims payable. Medical claims payable includes reserves for incurred but not reported (‘‘IBNR’’) claims, which are claims for covered services rendered by the Company’s providers which have not yet been submitted to us for payment. The Company estimates and reserves for IBNR claims based on past claims payment experience, including the average interval between the date services are rendered and the date the claims are received and between the date services are rendered and the date claims are paid, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. This data is incorporated into contract-specific reserve models. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

Factors that affect our ability to price our services, control our costs or accurately make estimates of IBNR claims and other expenses for which we create reserves may include changes in the Company’s assumptions for medical costs caused by changes in actual experience including:

•                  changes in the delivery system;

•                  changes in utilization patterns;

•                  changes in the number of members seeking treatment;

•                  unforeseen fluctuations in claims backlogs;

•                  increases in the costs of the services;

•                  the occurrence of catastrophes;

•                  regulatory changes;

•                  changes in benefit plan design; and

•                  implementation of new products by the Company

If the Company’s membership in risk-based business grows, the Company’s exposure to potential losses from risk-based products will also increase.

Furthermore, with respect to radiology benefits management, Magellan believes that it is positioned to accelerate the growth of NIA by expanding NIA’s current product offering into risk-based products. Magellan believes that it can leverage its information systems, call center, claims and network infrastructure as well as its financial strength and underwriting expertise to facilitate the development of a risk-based Radiology Benefits Management (“RBM”) product offering. Neither Magellan nor NIA currently possesses any experience related to underwriting risk-based RBM products. If such risk-based RBM products are not correctly underwritten, the Company’s profitability and financial condition could be adversely affected.

Fluctuation in Operating Results—The Company experiences fluctuations in quarterly operating results and, as a consequence, the Company may fail to meet or exceed market expectations, which could cause the Company’s stock price to decline.

The Company’s quarterly operating results have varied in the past, and may fluctuate significantly in the future, due to seasonal and other factors, including:

•                  changes in utilization levels by enrolled members of the Company’s risk-based contracts, including seasonal utilization patterns (for example, members generally tend to seek services less during the third and fourth quarters of the year than in the first and second quarters of the year);

•                  performance-based contractual adjustments to net revenue, reflecting utilization results or other performance measures;

•                  changes in estimates for contractual adjustments under commercial contracts;

•                  retrospective membership adjustments;

•                  the timing of implementation of new contracts and enrollment changes; and

•                  changes in estimates regarding medical costs and IBNR claims.

These factors may affect the Company’s quarterly and annual net revenue, expenses and profitability in the future and, accordingly, the Company may fail to meet or exceed market expectations, which could cause the Company’s stock price to decline.

Dependence on Government Spending for Managed Healthcare—The Company can be adversely affected by changes in federal, state and local healthcare policies.

All of our Public Sector Solutions segment net revenue and a portion of our net revenue in our other segments are derived, directly or indirectly, from governmental agencies, including state Medicaid programs. Contract rates vary from state to state, are subject to periodic negotiation and may limit our ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid programs, or the healthcare industry in general, and future regulations or legislation may have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on the Company (See “Reliance on Behavioral Healthcare Customer Contracts”). In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially in the case of state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors generally seek to impose lower contract rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

Restrictive Covenants in Our Debt Instruments—Restrictions imposed by our debt agreements limit our operating and financial flexibility. These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

The Company’s credit agreement with Deutsche Bank dated January 5, 2004, as amended (the ‘‘Credit Agreement’’), contains a number of covenants. These covenants limit Company management’s discretion in operating the Company’s business by restricting or limiting the Company’s ability, among other things, to:

•                  incur or guarantee additional indebtedness or issue preferred or redeemable stock;

•                  pay dividends and make other distributions;

•                  repurchase equity interests;

•                  make certain other payments called ‘‘restricted payments’’;

•                  enter into sale and leaseback transactions;

•                  create liens;

•                  sell and otherwise dispose of assets;

•                  acquire or merge or consolidate with another company; and

•                  enter into some types of transactions with affiliates.

These restrictions could adversely affect the Company’s ability to finance future operations or capital needs or engage in other business activities that may be in the Company’s interest. The Credit Agreement also requires the Company to comply with specified financial ratios and tests. Failure to do so, unless waived by the lenders under the Credit Agreement, pursuant to its terms, would result in an event of default under the Credit Agreement. The Credit Agreement is guaranteed by most of the Company’s subsidiaries and is secured by most of the Company’s assets and the Company’s subsidiaries’ assets.

Required Assurances of Financial Resources—Our liquidity, financial condition, prospects and profitability can be adversely affected by present or future state regulations and contractual requirements that we provide financial assurance of our ability to meet our obligations.

Some of our contracts and certain state regulations require us or certain of our subsidiaries to maintain specified cash reserves or letters of credit and/or to maintain certain minimum tangible net equity in certain of our subsidiaries as assurance that we have financial resources to meet our contractual obligations. Many of these state regulations also restrict the investment activity of certain of our subsidiaries. Some state regulations also restrict the ability of certain of our subsidiaries to pay dividends to us. Additional state regulations could be promulgated that would increase the cash or other security we would be required to maintain. In addition, our customers may require additional restricted cash or other security with respect to the Company’s obligations under our contracts, including our obligation to pay IBNR claims and other medical claims not yet processed and paid. In addition, certain of our contracts and state regulations limit the profits that the Company may earn on risk-based business. The Company’s liquidity, financial condition, prospects and profitability could be adversely affected by the effects of such regulations and contractual provisions.

Competition—The competitive environment in the managed healthcare services industry may limit our ability to maintain or increase our rates, which would limit or adversely affect our profitability, and any failure in our ability to respond adequately may adversely affect our ability to maintain contracts or obtain new contracts.

Our managed healthcare services business is highly competitive. We compete with other healthcare organizations as well as with insurance companies, health maintenance organizations (“HMOs”), preferred provider organizations (“PPOs”), third-party administrators (“TPAs”), independent practitioner associations (“IPAs”), multidisciplinary medical groups and other managed care companies, including specialty managed healthcare companies. Many of the Company’s competitors, particularly certain insurance companies and HMOs, are significantly larger and have greater financial, marketing and other resources than the Company, which can create downward pressure on prices through economies of scale. The entrance or expansion of these larger companies in the managed healthcare services industry (including our customers who have insourced or who may choose to insource healthcare services) could increase the competitive pressures the Company faces and could limit the Company’s ability to maintain or increase the Company’s rates. If this happens, our profitability could be adversely affected. In addition, if the Company does not adequately respond to these competitive pressures, it could cause the Company to not be able to maintain its current contracts or to not be able to obtain new contracts.

Possible Impact of Healthcare Reform—Healthcare reform can significantly reduce our revenues or profitability.

The U.S. Congress is considering legislation that, among other things, would limit healthcare plans and methods of operations, limit employers’ and healthcare plans’ ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether the Company could recoup, through higher revenues or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, any increase in net revenue the Company derives following such legislation may not be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. The Company cannot predict the effect of this legislation or other legislation that may be adopted by Congress, and such legislation, if implemented, could have an adverse effect on the Company.

Government Regulation—The Company is subject to substantial government regulation and scrutiny, which increase our cost of doing business and could adversely affect our profitability.

The managed healthcare services industry and the provision of managed healthcare services are subject to extensive and evolving federal and state regulation. Such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government investigations and allegations have become more frequent concerning possible violations of fraud and abuse and false claims statutes and regulations by healthcare organizations. Violators may be excluded from participating in government healthcare programs, subject to fines or penalties or required to repay amounts received from the government for previously billed services. A violation of such laws and regulations may have a material adverse effect on the Company.

We are also subject to certain state laws and regulations and federal laws as a result of the Company’s role in management of customers’ employee benefit plans.

Regulatory issues may also affect the Company’s operations including, but not limited to:

•                  additional state licenses that may be required to conduct the Company’s businesses, including utilization review and TPA activities;

•                  limits imposed by state authorities upon corporations’ control or excessive influence over managed healthcare services through the direct employment of physicians, psychiatrists, psychologists or other professionals, and prohibiting fee splitting;

•                  laws that impose financial terms and requirements on us due to our assumption of risk under contracts with licensed insurance companies or HMOs;

•                  laws in certain states that impose an obligation to contract with any healthcare provider willing to meet the terms of our contracts with similar providers;

•                  maintaining confidentiality of patient information; and

•                  complying with the Health Insurance Portability and Accountability Act of 1996 within the imposed deadlines.

The imposition of additional licensing and other regulatory requirements may, among other things, increase our equity requirements, increase the cost of doing business or force significant changes in the Company’s operations to comply with these requirements.

The costs associated with compliance with government regulation as discussed above may adversely affect the Company’s financial condition and results of operations.

Risks Related To Realization of Goodwill and Intangible Assets—Our profitability could be adversely affected if the value of intangible assets is not fully realized.

Our total assets at March 31, 2006 reflect goodwill of approximately $380.1 million, representing approximately 34.8 percent of total assets, of which approximately $105.2 million of goodwill was allocated to the Radiology Benefits Solutions segment (as referred to above) in the first quarter of 2006, and the remaining $274.9 million was allocated to the Health Plan Solutions segment (as referred to above). There can be no assurance that such goodwill or intangible assets will be realizable. The application of the fresh start reporting provisions of SOP 90-7 upon consummation of our bankruptcy reorganization plan as of December 31, 2003 required the Company to value its assets and liabilities at fair market value. In accordance with these fresh start reporting provisions implemented as of December 31, 2003, our reorganization value was allocated to the Company’s tangible and identified intangible assets. Under SOP 90-7, if any portion of the Company’s reorganization value could not be allocated to specific assets, it was reported as goodwill. The Company completed its annual impairment analysis of goodwill as of October 1, 2005 noting that the fair value exceeded the associated carrying value; therefore, no impairment was recorded.

At March 31, 2006, identifiable intangible assets (customer lists, contracts and provider networks) totaled approximately $41.6 million. Intangible assets are amortized over their estimated useful lives, which range from approximately four to eighteen years. The amortization periods used may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on changes in the Company’s business. The Company may not ever realize the value of such assets.

The Company evaluates, on a regular basis, whether for any reason the carrying value of the Company’s intangible assets and other long-lived assets may no longer be completely recoverable, in which case a charge to earnings for impairment losses could become necessary. When events or changes in circumstances occur that indicate the carrying amount of long-lived assets may not be recoverable, the Company assesses the recoverability of long-lived assets other than goodwill by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition.

Any event or change in circumstances leading to a future determination requiring additional write-offs of a significant portion of unamortized intangible assets or goodwill would adversely affect the Company’s profitability.

Risk of Potential Limitation of Our Net Operating Loss Carryforwards (“NOLs”)—Certain future changes in the composition of our stockholder population could, in certain circumstances, limit our ability to use our NOLs.

We estimate that, as of December 31, 2005, the Company had NOLs of approximately $481 million. These NOLs expire in 2010 through 2020 and are subject to examination and adjustment by the IRS. In addition, the Company’s utilization of these NOLs became subject to limitation under Internal Revenue Code section 382 (“Section 382”) upon emergence from bankruptcy, which affects the timing of the use of NOLs. At this time, we do not believe these limitations will materially limit our ability to use any NOLs before they expire.

The limitations imposed by Section 382 provide that a corporation that undergoes an “ownership change” may generally thereafter only utilize its pre-change losses (including, in some cases, certain so-called “built-in” losses that have not yet been recognized for federal income tax purposes) to offset a fixed amount of taxable income per year. A corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over, at most, a three-year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose). The Company underwent such an ownership change upon consummation of its bankruptcy reorganization in January 2004. Subsequent changes in the Company’s stock ownership, including other sales of the Company’s common stock by 5% shareholders, certain purchases that result in 5% or greater ownership of the Company’s common stock, certain changes in the indirect beneficial ownership of the Company’s common stock, and issuances or redemptions of common stock by the Company, could result in another ownership change that would trigger an additional Section 382 limitation.

The application of another Section 382 limitation on the Company’s NOLs as a result of future ownership changes could reduce the amount of NOLs the Company could utilize in a year, and thereby have an adverse effect on our anticipated future cash flow, were, for example, the fair market value of the Company’s stock to decline significantly prior to such ownership change. In general, the amount of the annual limitation to which a corporation’s pre-change losses are subject following an ownership change is equal to the product of (1) the fair market value of the corporation’s stock immediately before the ownership change (subject to certain reductions) multiplied by (2) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. In certain circumstances, the annual limitation for a particular year may be increased due to the subsequent recognition of so-called “built-in” gains that existed at the time of the ownership change. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if we did not continue our historic business or use a significant portion of our assets in a new business for two years after the ownership change, the resulting annual limitation would be reduced, possibly to zero.

Claims for Professional Liability—Pending or future actions or claims for professional liability (including any associated judgments, settlements, legal fees and other costs) could require us to make significant cash expenditures and consume significant management time and resources, which could have a material adverse effect on our profitability and financial condition.

Management and administration of the delivery of managed healthcare services, and the direct provision of healthcare treatment services, entail significant risks of liability. In recent years, participants in the managed health care industry have become subject to an increasing number of lawsuits. From time to time, we are subject to various actions and claims of professional liability alleging negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or others. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in the Company’s programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against the Company or the Company’s network providers. The Company is also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to the Company’s defense and consume significant management time and resources, which could have a material adverse effect on the Company’s profitability and financial condition.

Professional Liability and Other Insurance—Claims brought against the Company that exceed the scope of our liability coverage or denial of coverage could materially and adversely affect our profitability and financial condition.

We maintain a program of insurance coverage against a broad range of risks in our business. As part of this program of insurance, the Company carries professional liability insurance, subject to certain deductibles and self-insured retentions. The Company also is sometimes required by customer contracts to post surety bonds with respect to the Company’s potential liability on professional responsibility claims that may be asserted in connection with services the Company provides.

As of December 31, 2005, the Company had approximately $4 million of such bonds outstanding. The Company’s insurance may not be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints. Upon expiration of our insurance policies, sufficient insurance may not be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. To the extent that certain actions and claims seek punitive and compensatory damages arising from our alleged intentional misconduct, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. We also have potential liability relating to the self-insurance program we maintained previously with respect to the Company’s provider business. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, such judgments, settlements or costs may have a material adverse effect on the Company’s profitability and financial condition. If we are unable to obtain needed surety bonds in adequate amounts or make alternative arrangements to satisfy the requirements for such bonds, we may no longer be able to operate in those states, which would have a material adverse effect on the Company.

Class Action Suits and Other Legal Proceedings—We could be targeted by class action and other lawsuits that could result in material liabilities to the Company or cause us to incur material costs, to change our operating procedures in ways that increase costs or to comply with additional regulatory requirements.

Managed healthcare companies have been targeted as defendants in national class action lawsuits regarding their business practices. We have been subject to such class actions as defendants and are also subject to other lawsuits and legal proceedings in conducting our business. These lawsuits may take years to resolve and cause us to incur substantial litigation expenses and the outcomes could have a material adverse effect on our profitability and financial condition. In addition to potential damage awards, depending upon the outcomes of such cases, these lawsuits may cause or force changes in practices of our industry and may also cause additional regulation of the industry through new federal or state laws or new applications of existing laws or regulations. Such changes could increase our operating costs.

Government Investigations—We may be subjected to additional regulatory requirements and to investigations or regulatory action by governmental agencies, each of which may have a material adverse effect on our business, financial condition and results of operations.

From time to time, we receive notifications from and engage in discussions with various government agencies concerning our managed care businesses and operations. As a result of these contacts with regulators, we may, as appropriate, be required to implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. Our inability to comply with the various regulatory requirements may have a material adverse effect on our business.

In addition, we may become subject to regulatory investigations relating to our business, which may result in litigation or regulatory action. A subsequent legal liability or a significant regulatory action against us could have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, such litigation, regulatory action or investigation could have a material adverse effect on our business, financial condition and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Magellan Health Services, Inc.
55 Nod Road
Avon, Connecticut 06001
(860) 507-1900

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Magellan and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our Company website at www.magellanhealth.com.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus. All proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus will be made for the accounts of the Selling Stockholders, as described below.

SELLING STOCKHOLDERS

This prospectus relates to certain shares of Ordinary Common Stock that have been issued, subject to certain restrictions, to the Selling Stockholders without payment therefor under the Director Plan. This prospectus may also be used by the Selling Stockholders’ donees, pledgees, transferees or other successors in interest. The following table sets forth the name and relationship to Magellan of each Selling Stockholder, each of which is a current or former director of ours, and the information with respect to the number of shares of the Ordinary Common Stock owned by such individuals and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Stockholders.

Name of Selling Stockholder	Relationships to Magellan Since January 2003	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering

Saul E. Burian	Director	5,719	3,000	2,719

Michael Diament	Director	5,719	3,000	2,719

Robert Haft	Former Director	47,573	3,000	44,573

Michael P. Ressner	Director	5,719	3,000	2,719

William J. McBride	Director	5,719	3,000	2,719

Barry M. Smith	Director	3,000	3,000	0

Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of Ordinary Common Stock which become issuable in connection with the shares identical in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of Ordinary Common Stock.

As of May 16, 2006, there were 37,108,773 shares of Ordinary Common Stock issued and outstanding.

PLAN OF DISTRIBUTION

As used in this prospectus, “Selling Stockholders” includes the Selling Stockholders named above and their donees, pledgees, transferees or other successors in interest selling shares received from named Selling Stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the Selling Stockholders may effect sales of the shares of Ordinary Common Stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of Ordinary Common Stock may be sold by one or a combination of several of the following methods:

•                  one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Ordinary Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                  ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                  on the Nasdaq Stock Market or on any other national securities exchange or quotation service on which our Ordinary Common Stock may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  through distributions to creditors and equity holders of the Selling Stockholders; or

•                  any combination of the foregoing, or any other available means allowable under applicable law.

We will bear all costs, expenses and fees in connection with the registration and sale of the Ordinary Common Stock covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our Ordinary Common Stock covered hereby. The Selling Stockholders will bear all commissions and discounts, if any, attributable to sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The Selling Stockholders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the Selling Stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of our Ordinary Common Stock covered hereby, the Selling Stockholders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the Selling Stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Ordinary Common Stock by the Selling Stockholders. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such  Selling Stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

LEGAL MATTERS

The validity of the issuance of shares of the Ordinary Common Stock offered by this Prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Magellan Health Services, Inc. appearing in Magellan Health Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Magellan Health Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on April 28, 2006.

•                  Our Current Report on Form 8-K filed on April 13, 2006 (Items 8.01 and 9.01).

•                  Our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 8, 2006;

•                  Our Current Report on Form 8-K filed on March 8, 2006 (Item 4.02 only);

•                  Our Current Report on Form 8-K filed on February 6, 2006;

•                  Our Current Report on Form 8-K filed on January 10, 2006;

•                  Our Current Report on Form 8-K filed on January 9, 2006; and

•                  The description of our Ordinary Common Stock, par value $0.01 per share, contained in our Current Report on Form 8-K filed on November 5, 2004.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL”, provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

Article V Section 1 of the Bylaws and Article VI Part E of the Amended and Restated Certificate of Incorporation of Magellan provide in substance that Magellan will indemnify current and former directors and officers to the fullest extent permitted by law. In addition, Article VI Part D of the Certificate of Incorporation of Magellan provides in substance that directors of Magellan will not be personally liable either to Magellan or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Magellan or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which the director will be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Magellan maintains Directors’ and Officers’ liability insurance with various insurance providers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

We issued 3,000 shares of Ordinary Common Stock to each of Saul E. Burian, Michael Diament, Robert J. Haft, William J. McBride, Michael P. Ressner and Barry M. Smith, our directors who were not members of our management, in each case pursuant to an exemption from registration provided by Section 4(2) of the Securities Act because the issuance of these shares was a transaction not involving any public offering. Such shares were issued to such directors in connection with their service on the Board of Directors of Magellan.

ITEM 8. EXHIBITS.

EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004.(1)

4.2	Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004. (2)

5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement)

99.1	Magellan Health Services, Inc. 2005 Director Stock Compensation Plan. (3)

(1) Incorporated  by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2)  Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3) Incorporated  by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2006 (File No. 1-06639).

ITEM 9. UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Magellan Health Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon, State of Connecticut, on the 17th day of May 2006.

MAGELLAN HEALTH SERVICES, INC.
By:	/s/ MARK S. DEMILIO
Mark S. Demilio
Executive Vice President

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Shulman and Mark S. Demilio, and each of them, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ STEVEN J. SHULMAN	Chief Executive Officer and	May 16, 2006
Steven J. Shulman	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ DR. RENÉ LERER	Chief Operating Officer and	May 16, 2006
Dr. René Lerer	Director

/s/ MARK S. DEMILIO	Executive Vice President and Chief	May 16, 2006
Mark S. Demilio	Financial Officer
(Principal Financial Officer)

/s/_ JEFFREY N. WEST	Senior Vice President and	May 16, 2006
Jeffrey N. West	Controller
(Principal Accounting Officer)

/s/ SAUL E. BURIAN	Director	May 16, 2006
Saul E. Burian

/s/ MICHAEL DIAMENT	Director	May 16, 2006
Michael Diament

Signature	Title	Date

	Director	, 2006
Barry Smith

/s/ ROBERT M. LE BLANC	Director	May 16, 2006
Robert M. Le Blanc

/s/ WILLIAM J. MCBRIDE	Director	May 16, 2006
William J. McBride

/s/ MICHAEL P. RESSNER	Director	May 16, 2006
Michael P. Ressner

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004.(1)

4.2	Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004. (2)

5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement)

99.1	Magellan Health Services, Inc. 2005 Director Stock Compensation Plan. (3)

(1) Incorporated  by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2)  Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3) Incorporated  by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2006 (File No. 1-06639).